Exhibit 10.2

BAR HARBOR BANKSHARES AND SUBSIDIARIES

EQUITY INCENTIVE PLAN OF 2015

INCENTIVE STOCK OPTION AGREEMENT

COVER SHEET

Bar Harbor Bankshares and Subsidiaries (collectively, the “Company”) hereby grants Incentive Stock Options (the “Options”) to purchase shares of its common stock, par value $2.00 per share (the “Stock”), to the individual named below as the Optionholder, subject to the terms and conditions set forth in this cover sheet and in the attachment (together the “Agreement”) and in the Company’s Equity Incentive Plan of 2015 (as amended from time to time, the “Plan”).

Grant Date:

Name of Optionholder:

Number of Shares of Stock Covered by the Options:

Exercise Price per Share:

Vesting Start Date:

Vesting Schedule:

By your signature below, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which has been made available to you. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:	Curtis C. Simard
Title:	President and Chief Executive Officer

Attachment

This is not a stock certificate or a negotiable instrument.

BAR HARBOR BANKSHARES AND SUBSIDIARIES

EQUITY INCENTIVE PLAN OF 2015

INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option	The Options are intended to be incentive stock options under Section 422 of the Code and will be interpreted accordingly. If you cease to be an employee of the Company (“Employee”) but continue to provide Continuous Service, the Options will be deemed Nonstatutory Stock Options three (3) months after you cease to be an Employee. In addition, to the extent that all or part of the Options exceeds the $100,000 limit of Section 422(d) of the Code, the Options or the lesser excess part will be deemed to be Nonstatutory Stock Options.

Transferability	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Options. Other than by will or the laws of descent and distribution, the Options may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Options be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Options.

Term	Your Options will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. Your Options will expire earlier if your Continuous Service terminates, as described below.

Vesting

The Options are only exercisable before they expire and then only with respect to the vested portion of the Options.

Your right to purchase shares of Stock under the Options vests as set forth in the Vesting Schedule on the cover sheet, subject to your Continuous Service through the applicable vesting dates, except as provided in this Agreement; provided, however, that for purposes of vesting, fractional number of shares of Stock shall be rounded down to the nearest whole number. You cannot vest in more than the number of shares of Stock covered by the Options.

No additional shares of Stock will vest after your Continuous Service has terminated for any reason.

Termination	Disability. If your Continuous Service terminates as a result of your Disability, you may exercise the Options (to the extent you were entitled to exercise the Options as of the date of termination), but only within the period of time ending on the earlier of (i) the date twelve (12) months following the termination of your Continuous Service, or (ii) the expiration of the term of the Options as set forth in this Agreement. If, after termination of your Continuous Service, you do not exercise the Options within the time period specified, the Options shall automatically terminate.

Death. If your Continuous Service terminates as a result of your death or if you die within the period specified during which you may exercise the Options after the termination of your Continuous Service for a reason other than death, then the Options may be exercised (to the extent you were entitled to exercise the Options as of the date of death) by your estate, by a person who acquired the right to exercise the Options by bequest or inheritance, or by a person designated to exercise the Options upon your death, but only within the period ending on the earlier of (i) the date eighteen (18) months following your date of death, or (ii) the expiration of the term of the Options as set forth in this Agreement. If, after your death, the Options are not exercised within the time period specified, the Options shall automatically terminate.

Termination for Cause. If your Continuous Service terminates for Cause, then you shall immediately forfeit all rights to your Options (both vested and unvested portions), and the Options shall automatically terminate upon your date of termination.

Other Termination of Continuous Service. If your Continuous Service terminates other than on account of death, Disability, or termination for Cause, you may exercise the Options (to the extent you were entitled to exercise the Options as of the date of termination), but only within the period of time ending on the earlier of (i) the date three (3) months following the termination of your Continuous Service, or (ii) the expiration of the term of the Options as set forth in this Agreement. If, after termination of your Continuous Service, you do not exercise the Options within the time period specified, the Options shall automatically terminate.

Change in Control	In the event your Continuous Service terminates without Cause (other than as a result of Disability) or for Good Reason, in each case in anticipation of or after a Change in Control, the unvested portion of your Option shall vest in full as of the later of (i) a date prior to the consummation of the Change in Control as the Committee shall determine (or, if the Committee shall not determine such a date, as of the date that is five (5) days prior to the consummation of the Change in Control) and (ii) the date of your termination of Continuous Service. Your termination of Continuous Service shall be deemed to be in anticipation of a Change in Control if it occurs within the twelve (12)-month period prior to the occurrence of the Change in Control.

Leaves of Absence	For purposes of this Agreement, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for Continuous Service crediting, or when continuous service crediting is required by applicable law. However, your Continuous Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Continuous Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee determines, in its sole discretion, which leaves count for this purpose, and when your Continuous Service terminates for all purposes under the Plan.

Notice of Exercise

The Options may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than fifty (50) shares, unless the number of vested shares purchased is the total number available for purchase under the Options, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise the Options, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares of Stock you wish to purchase and how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise the Options after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Forms of Payment	When you submit your notice of exercise, you must include payment of the aggregate exercise price for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash;

• Delivery to the Company of other shares of Stock of the Company; or

• According to a deferred payment arrangement which charges an adequate rate of interest based on the applicable federal rate.

Evidence of Issuance	The issuance of the shares of Stock under the Options evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more Stock certificates. You will have no further rights with regard to the Options once the shares of Stock related to such Options have been issued.

Withholding Taxes	You agree as a condition of the Options that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the exercise or receipt of the Options delivered pursuant thereto. In the event that the Company determines that any federal, state, or local tax or withholding payment is required relating to the exercise or receipt of the Options, in addition to the Company’s right to withhold any compensation paid to you by the Company, you may also satisfy the withholding obligations by (i) tendering a cash payment or (ii) delivering owned and unencumbered shares of Stock to the Company.

Retention Rights	Neither your Options nor this Agreement gives you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company (and any Affiliate) reserves the right to terminate your Continuous Service with or without notice and with or without Cause.

Stockholder Rights

You (and your estate or heirs) have no rights as a stockholder with respect to the shares of Stock underlying the Options unless and until the shares of Stock underlying the Options have been issued upon exercise of your Options and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

If you dispose of shares of Stock issued pursuant to the exercise of these Options prior to the second (2nd) anniversary of the Grant Date or the first (1st) anniversary of the applicable date of exercise, you must notify the Company of such disposition within ten (10) days thereafter.

Adjustments	In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or a similar change in the Stock, the number of shares of Stock covered by the Options and the exercise price per share will be adjusted by the Committee (and rounded down to the nearest whole number) in accordance with the terms of the Plan. The Committee adjustments will be final, binding, and conclusive on all persons.

Corporate Activity	Your Option shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 14 of the Plan.

Forfeiture of Rights

If you should take actions in violation or breach of, or in conflict with, any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, any confidentiality obligation with respect to the Company or any Affiliate, otherwise in competition with the Company or any Affiliate, any material Company or Affiliate policy or procedure, any other material agreement, or any other material obligation to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the Options, and the Options shall immediately and automatically expire.

In addition, if you have exercised any portion of the Options during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (i) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), less the exercise price, and (ii) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company, less the exercise price (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Clawback

The Options are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of the Options earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	The laws of the State of Maine will govern all questions concerning the construction, validity, and interpretation of this Agreement, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Options. Any prior agreements, commitments, or negotiations concerning the Options are superseded.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Data Privacy	To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting the Options, you give explicit consent to the Company and its Affiliates to process any such personal data.

Consent to Electronic Delivery	By accepting the Options, you consent to receive documents related to the Options by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Continuous Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The grant of the Options under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.

Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you or other person for such tax or penalty.

By signing this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan.